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                                   EXHIBIT 11
                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
                       STATEMENT OF NET INCOME PER SHARE
                       ($ IN THOUSANDS, EXCEPT PER SHARE)

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                                                                                 Years Ended June 30,
                                                                       ----------------------------------------
                                                                         1996            1995           1994
                                                                       --------        --------       ---------
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PRIMARY INCOME PER SHARE

Net income applicable to Common Stock                                   $23,355         $11,661       $ 3,905
                                                                        =======         =======       =======

Weighted average common shares outstanding                               27,282          26,312        22,986

Adjustment to weighted average common
  shares outstanding:

       Add dilutive effect of:
          TCW Warrants                                                        -               -           446
          Detachable stock warrants                                           -               -           553
          Employee Options                                                1,889           1,624           135
                                                                        -------         -------       -------

Weighted average common shares outstanding,
   as adjusted                                                           29,171          27,936        24,120
                                                                        =======         =======       =======

Net income per common share, as adjusted                                $   .80         $   .42       $   .16
                                                                        =======         =======       =======


FULLY DILUTED INCOME PER SHARE

Net income applicable to Common Stock
   as shown in primary computation above                                $23,355         $11,661       $ 3,905
                                                                        =======         =======       =======

Weighted average common shares outstanding                               27,282          26,312        22,986

Adjustment to weighted average common
   shares outstanding:
       Add fully dilutive effect of:
          TCW Warrants                                                        -               -           486
          Detachable Stock Warrants                                           -               -           553
          Employee Options                                                2,179           1,991           158
                                                                        -------         -------       -------

Weighted average common shares outstanding,
   as adjusted                                                           29,461          28,303        24,183
                                                                        =======         =======       =======

Fully diluted net income per common share                               $   .79         $   .41       $   .16
                                                                        =======         =======       =======
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